Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 2, 2007 (which includes an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards Nos. 123(R) and 158 as of December 31, 2006) accompanying the consolidated financial statements as of and for the year ended December 31, 2006 and our report dated March 2, 2007 on management’s assessment of the effectiveness of internal control over financial reporting of Virginia Financial Group, Inc. and subsidiaries appearing in the 2006 Annual Report of the Company included in the Annual Report on Form 10-K for the year ended December 31, 2006 which are incorporated by reference in this Registration Statement. We consent to the incorporation by reference of the aforementioned reports in the Registration Statement and to the use of our name as it appears under the caption “Experts”.

/s/ GRANT THORNTON LLP
Raleigh, North Carolina
September 19, 2007